EXHIBIT 99.1

    Theragenics Corporation Lands GPO Agreement With International
                           Urology Network;
      I.U.N. Chooses Theragenics as its Sole Source Supplier for
                         TheraSeed and I-Seed

    BUFORD, Ga.--(BUSINESS WIRE)--Nov. 10, 2004--Theragenics Corporation(R) (NYSE:TGX) today announced the execution of a three-year sole source Group Purchasing Organization (GPO) agreement with the International Physician Networks, dba International Urology Network (I.U.N.), to supply TheraSeed(R) and I-Seed to I.U.N.'s 3,500 members. During the term of this agreement, Theragenics(TM) and I.U.N. will combine the expertise of their respective field representatives to assist physicians in establishing brachytherapy in physician practices. Together, the two companies are well suited to expand access to brachytherapy throughout the country for all men who seek an effective, minimally invasive treatment for prostate cancer.
    "This new relationship with I.U.N. presents several opportunities for Theragenics(TM). I.U.N. brings groups of physicians, specifically urologists in their position as gatekeepers, into an arena that could benefit brachytherapy as a whole and Theragenics(TM) specifically," stated Ms. M. Christine Jacobs, Chairman, CEO and President of Theragenics(TM). "It is our hope this relationship will provide a fresh channel for exposure of prostate cancer patients to brachytherapy. It also holds promise for those loyal radiation oncologists who recognize our treatment option for prostate cancer is the new gold standard.
    "I.U.N. is one of the first groups of its kind to identify this unique opportunity, and we look forward to being a part of their success in this exciting endeavor. We are very optimistic about this new channel. We can't quantify the full potential of this agreement, but we believe it holds promise and are fortunate to be working with I.U.N. in this bold new venture."
    "We are pleased to have the opportunity to work with Theragenics Corporation(R), a leading provider of brachytherapy treatment devices for prostate cancer, and look forward to helping them improve the health and quality of life for prostate cancer patients," said Anthony
J. Corrao, Executive Vice President, Global Sales and Development of International Physician Networks. "Our community based physician urology practices have expressed their interest in expanding their ancillary services and have specifically targeted brachytherapy as a preferred treatment option."
    Theragenics Corporation(R) is committed to being a leading provider of brachytherapy treatment devices for prostate cancer and other degenerative disease states. The Company is the manufacturer and marketer of the palladium-103 device TheraSeed(R) and I-Seed, an iodine-125 based device. Both devices are used in the treatment of localized prostate cancer in one-time, minimally invasive procedures. Theragenics(TM) is the world's largest producer of palladium-103 and is involved in research and development utilizing palladium-103 and other isotopes for the treatment of a wide variety of diseases, including vascular disease and macular degeneration. For additional information on the Company, call Theragenics'(TM) Investor Relations Department at (800) 998-8479. The Company's common stock is traded on the New York Stock Exchange under the symbol TGX. Additional information can be found on the Company website: www.theragenics.com.
    International Physician Networks is a subsidiary of AmerisourceBergen Corporation, the world's leading pharmaceutical distributor. IPN is a diversified physician services organization specializing in the support of community-based practices. The company offers its members a variety of value-added services that enable practices to remain efficient, effective, and to continue to deliver quality patient care.

    This release contains forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995, the accuracy of which is necessarily subject to risks and uncertainties, including, without limitation statements regarding the potential establishment of brachytherapy in physician practices through the Theragenics(TM)/I.U.N. GPO Agreement, the Theragenics(TM)/I.U.N. Agreement providing a fresh channel for exposure of prostate cancer patients to brachytherapy, the Theragenics(TM)/I.U.N. field representatives' ability to assist physicians in establishing brachytherapy in physician practices and overall physician acceptance of brachytherapy. Actual results may differ materially as a result of a variety of factors, including, among other things, the contractual and working relationship between Theragenics(TM) and I.U.N., continued acceptance of brachytherapy as a treatment option for prostate cancer, the potential for new or improved treatments for prostate cancer, other positive or negative developments regarding treatments for prostate cancer going forward, competition from other prostate cancer treatments and/or other sources of brachytherapy treatment, and other factors set forth from time-to-time in the Company's Securities and Exchange Commission filings.
    All forward-looking statements and cautionary statements included in this document are made as of the date hereby based on information available to the Company as of the date hereof, and the Company assumes no obligation to update any forward-looking statement or cautionary statement.

    CONTACT: Theragenics Corporation, Buford
             James A. MacLennan
             or
             Lisa Rassel, 800/998-8479 or 770/271-0233
             www.theragenics.com